Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CASI Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-101617, 333-222043 and 333-228980) on Form S- 8 and the registration statements (No. 333-80193, 333-84907, 333-76824, 333-104380, 333-110604, 333-122309, 333-133190, 333-132715, 333-151542, 333-167754, 333-182803, 333-200927, 333-214889, 333-222701, 333-226206, 333-228383 and 333- 250801) on Form S-3 of CASI Pharmaceuticals, Inc. of our report dated March 30, 2021, with respect to the consolidated balance sheets of CASI Pharmaceuticals, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of CASI Pharmaceuticals, Inc..

/s/ KPMG Huazhen LLP

Beijing, China

March 30, 2021